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                                                                  EXHIBIT 4.4

                          EL PASO NATURAL GAS COMPANY
               1995 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                                   SECTION 1

                                    PURPOSE

1.1 PURPOSE

     The name of the Plan shall be the El Paso Natural Gas Company 1995 Compensation Plan for Non-Employee Directors (the "Plan"). The purpose of the Plan is to provide a compensation program for non-employee Directors of El Paso Natural Gas Company (the "Company") that will attract and retain highly qualified individuals to serve as members of the Company's Board of Directors (the "Board"). The Plan permits non-employee Directors of the Company to receive their Compensation in the form of cash, deferred cash, deferred shares of Company common stock, par value $3 per share ("Common Stock"), or any combination of the foregoing. For purposes of the Plan, the term "Compensation" shall mean the Participant's annual retainer and meeting fees, if any, for each regular or special meeting and for any committee meetings attended.

                                   SECTION 2

                                 ADMINISTRATION

2.1 MANAGEMENT COMMITTEE

     Subject to Section 7.7, the Plan shall be administered by a management committee (the "Management Committee") consisting of the Chief Executive Officer of the Company and such other senior officers as the Chief Executive Officer shall designate. The Management Committee shall interpret the Plan, shall prescribe, amend and rescind rules relating to it from time to time as it deems proper and in the best interests of the Company, and shall take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Management Committee shall be final and conclusive and shall be binding upon all Participants.

                                   SECTION 3

                                 PARTICIPATION

3.1 PARTICIPANTS

     Each non-employee Director of the Company shall become a participant in the Plan ("Participant") immediately upon election to the Board. Each person who is a non-employee Director of the Company on the Effective Date (as defined below) of the Plan shall become a Participant on the Effective Date.

                                   SECTION 4

                             DEFERRED COMPENSATION

4.1 MAXIMUM NUMBER OF SHARES

     Subject to Section 4.2, the maximum number of shares of Common Stock which may at any time be awarded under the Plan is one hundred fifty thousand (150,000) shares of Common Stock. Awards may be made from shares held in the Company's treasury or out of authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Management Committee.

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4.2 ADJUSTMENT TO NUMBER OF SHARES

     In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board, upon recommendation of the Management Committee, may make appropriate adjustments to the number of shares (i) authorized for the Plan, and (ii) allocated under the Common Stock Deferral (as defined in Section 6.2).

                                   SECTION 5

                                  COMPENSATION

5.1 AMOUNT OF COMPENSATION

     Each Director's Compensation shall be determined in accordance with the Company's By-laws and shall be paid, unless deferred pursuant to Section 6, in the Plan Year (as defined below) in which it is earned in four equal quarterly installments with each installment being made on or about the last day of the applicable Plan Quarter (as defined below) (the "Payment Date"), unless otherwise determined by the Management Committee.

5.2 COMPENSATION ELECTION

     Upon election to the Board and at the time of or prior to each annual stockholders' meeting thereafter, or at such other time that may be required by
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder, each Participant may elect to receive his or her Compensation for the following Plan Year in the form of cash, deferred cash, deferred Common Stock or any combination of the foregoing, by submitting a written notice to the Company in the manner prescribed by the Management Committee. Any combination of the alternatives may be elected, provided the aggregate of the alternatives elected may not exceed one hundred percent of the Participant's Compensation, except as provided in Section 6.2(a). If no election is received by the Company, the Participant shall be deemed to have made an election to receive his or her Compensation in undeferred cash. An election under this Section 5.2 shall be irrevocable and shall apply to the Compensation earned during the Plan Year (as defined below) for which the election is effective.

5.3 PLAN YEAR

     The term "Plan Year" shall mean the period which begins on the day of the Company's annual stockholders' meeting and terminates the day before the succeeding annual stockholders' meeting except that the first Plan Year shall be a "short" year beginning on the Effective Date of the Plan and terminating on the day before the next succeeding annual stockholders' meeting.

5.4 PLAN QUARTER

     The term "Plan Quarter" shall mean each calendar quarter except for the first Plan Quarter of any Plan Year which shall be a "long" quarter beginning on the day of the annual stockholders' meeting and ending on June 30, and the fourth Plan Quarter of any Plan Year (including the first Plan Quarter after the Effective Date) shall be a "short" quarter beginning on January 1 and ending on the day before the annual stockholders' meeting.

                                   SECTION 6

                             DEFERRED COMPENSATION

6.1 DEFERRED CASH

     If a Participant elects pursuant to Section 5.2 to have all or a specified percentage of his or her Compensation deferred in cash, such amount shall be reflected in a Memorandum Deferred Account (as

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defined below) until the Participant ceases to be a Director. Compensation deferred under the Company's Compensation Plan for Non-Employee Directors dated as of January 1, 1992 shall be paid in accordance with the terms of that plan.

6.2 DEFERRED COMMON STOCK

     (a) If a Participant elects pursuant to Section 5.2 to have all or a specified percentage of his or her cash Compensation deferred in Common Stock, such amount shall be set aside in a Memorandum Deferred Account until the Participant ceases to be a Director. The amount credited to the Participant's Memorandum Deferred Account in such case (the "Common Stock Deferral") shall be equal to the amount actually deferred plus a premium (the "Conversion Premium"). The Conversion Premium shall be ten percent (10%) or, if greater, any amount which, pursuant to published positions of the Securities and Exchange Commission, is consistent with the requirements of Rule 16b-3(c)(2)(i)(C) of the Exchange Act (or any successor provision), but in no case more than fifty percent (50%).

     (b) The number of shares of Common Stock credited to a Participant's account shall equal the Common Stock Deferral divided by the fair market value of the Common Stock on the applicable Payment Date or, if later, on the Deferred Conversion Date (as defined below). For purposes of this Plan, fair market value shall be the mean between the highest and lowest quoted selling prices at which the Common Stock is sold on the date of the applicable Payment Date as reported in the NYSE Composite Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such Payment Date, on the next preceding date on which Common Stock was so traded.

     (c) With respect to the first Plan Year and for members of the Board who first become Participants elected after the Effective Date of the Plan, the following additional terms shall apply:

          (i) No shares of Common Stock shall be credited to a Participant's Memorandum Deferred Account (as defined in Section 6.3) until at least six
     (6) months has lapsed since making the election for deferred Common Stock; and

          (ii) Compensation deferred in Common Stock shall be deferred in cash (including the additional amount provided for under Section 6.2(a)) and shall earn interest in accordance with Section 6.3 until six (6) months after such election and shall be converted to Common Stock on the last day of the sixth (6th) month following the date of the applicable election (the "Deferred Conversion Date"), with the number of shares of Common Stock being credited to the Participant's Memorandum Deferred Account being calculated in accordance with Section 6.2(b).

     (d) Subject to Section 7.1, each Participant who elects deferred Common Stock shall, once the shares of Common Stock have been credited to his or her Memorandum Deferred Account, have the right to vote the shares and receive dividends and other distributions on such shares. Any such dividends and other distributions shall be reinvested promptly in Common Stock and shall be held in the Memorandum Deferred Account until the underlying shares are distributed.

6.3 MEMORANDUM DEFERRED ACCOUNT

     The Company shall establish a ledger account (the "Memorandum Deferred Account") for each Participant who has elected to defer a portion of his or her Compensation for the purpose of reflecting the Company's obligation to pay the Compensation as provided in Sections 6.5 and 6.6.

     (a) Interest shall accrue on the deferred cash to the date of distribution and shall be credited to the Memorandum Deferred Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee, and shall be at the same interest rate as the Company pays on amounts under the Company's Deferred Compensation Plan.

     (b) The Company shall credit each Participant's Memorandum Deferred Account with the number of shares of Common Stock (x) calculated in accordance with
Section 6.2(b) and (y) acquired through dividend reinvestments or other distributions.

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6.4 DISCRETIONARY INVESTMENT BY COMPANY

     The deferred amounts to be paid to the Participants are unfunded obligations of the Company. The Management Committee may direct that an amount equal to the deferred amount shall be invested by the Company as the Management Committee, in its sole discretion, shall determine. The Management Committee may in its sole discretion determine that all or some portion of an amount equal to the deferred cash shall be paid into one or more grantor trusts to be established by the Company of which it shall be the beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants receive benefits under the Plan. The Management Committee may designate an investment advisor to direct investments and reinvestments of the funds, including investment of any grantor trusts hereunder.

6.5 PAYMENT OF DEFERRED CASH

     When a Participant ceases to be a Director, the Company shall pay to the Participant (or the Participant's beneficiary in the case of the Participant's death) an amount equal to the deferred cash balance of his or her Memorandum Deferred Account, plus interest (at a rate determined pursuant to Section 6.3) on the outstanding deferred cash account balance to the date of distribution and subject to approval of the Management Committee, as follows:

          (a) a lump sum cash payment or

          (b) in periodic installments over a period of years as determined at the time the deferral election is made.

Payment of deferred cash shall commence or be made in the month following the date on which a Participant ceases to be a Director.

6.6 PAYMENT OF DEFERRED COMMON STOCK

     When a Participant ceases to be a Director, the Company shall distribute Common Stock to the Participant (or the Participant's beneficiary in the case of the Participant's death) in an amount equal to the number of whole shares of Common Stock held in a Participant's Memorandum Deferred Account. Any fractional shares of Common Stock held in the Participant's account shall be paid to the Participant (or the Participant's beneficiary in the case of the Participant's death) in a lump sum cash payment based on the Common Stock's fair market value on the day preceding such date.

     Payment of deferred Common Stock shall be made in the month following the date on which a Participant ceases to be a Director, or such later date as may be necessary to comply with Section 16(b) of the Exchange Act and rules promulgated thereunder.

6.7 ACCELERATION OF PAYMENT OF DEFERRED CASH AND DEFERRED COMMON STOCK

     (a) The Management Committee, in its discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Deferred Account in the event of the Participant's death or Permanent Disability, or upon its determination that the Participant (or his or her Beneficiary in the case of his or her death) has incurred a severe financial hardship. The Management Committee in making its determination may consider such factors and require such information as it deems appropriate.

     (b) Amounts deferred shall be paid to a Participant or a Participant's Beneficiary in the event of a Change in Control within thirty (30) days after the date of the Change in Control, or at such other time as may be required to comply with Rule 16b-3 of the Exchange Act. For purposes of this Plan a "Change in Control" shall be deemed to occur: (a) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; (b) upon the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); (c) upon the approval by the Company's stockholders of a merger or consolidation, a sale, or

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disposition of all or substantially all the Company's assets or a plan of liquidation or dissolution of the Company; or (d) if, during any period of two
(2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new Director was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who were Directors at the beginning of the period.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company either merges or consolidates with or into another company or sells or disposes of all or substantially all of its assets to another company, if such merger, consolidation, sale or disposition is in connection with a corporate restructuring wherein the stockholders of the Company immediately before such merger, consolidation, sale or disposition own, directly or indirectly, immediately following such merger, consolidation, sale or disposition at least eighty percent (80%) of the combined voting power of all outstanding classes of securities of the company resulting from such merger or consolidation, or to which the Company sells or disposes of its assets, in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation, sale or disposition.

                                   SECTION 7

                               GENERAL PROVISIONS

7.1 ISSUANCE OF COMMON STOCK

     The Company shall not be required to issue any certificate for shares of Common Stock prior to:

          (a) obtaining any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, deems necessary or advisable;

          (b) listing the shares on any stock exchange on which the Common Stock may then be listed; or

          (c) completing any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, determines to be necessary or advisable.

     All certificates for shares of Common Stock delivered under the Plan also shall be subject to such stop transfer orders and other restrictions as the Management Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Management Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, or if and so long as the Management Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Management Committee may rely upon an opinion of counsel for the Company.

7.2 UNFUNDED OBLIGATION

     Any deferred amount to be paid to Participants pursuant to the Plan is an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Beneficial ownership of any investments, including trust investments that the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's Beneficiary or the Participant's creditors in any assets of the Company whatsoever. The Participants shall have

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no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

7.3 BENEFICIARY

     The term "Beneficiary" shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death. The designation shall be on a form provided by the Management Committee, executed by the Participant, and delivered to the Management Committee. A Participant may change his or her Beneficiary designation at any time. A designation by a Participant under the El Paso Natural Gas Company Compensation Plan for Non-Employee Directors dated January 1, 1992 shall remain in effect under this Plan unless it is revoked or changed under this Plan. If no Beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Deferred Account is paid, the balance shall be paid to the Participant's spouse, or if there is no surviving spouse, to his or her lineal descendants, pro rata, or if there is no surviving spouse or lineal descendants, to the Participant's legal representatives, the Participant's estate or the person or persons to whom the deceased's rights under the Plan shall have passed by will or the laws of descent and distribution (unless the Management Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

7.4 PERMANENT DISABILITY

     A Participant shall be deemed to have become disabled for purposes of the Plan if the Management Committee finds, upon the basis of medical evidence satisfactory to it, that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further service to the Company or any of its subsidiaries and that such disability will be permanent and continuous during the remainder of the Participant's life.

7.5 INCAPACITY OF PARTICIPANT OR BENEFICIARY

     If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative), at the discretion of the Management Committee, may be paid to the spouse, child, parent, brother or sister of such Participant or Beneficiary or to any person whom the Management Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

7.6 NONASSIGNMENT

     The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

7.7 TERMINATION AND AMENDMENT

     The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. No amendment, suspension or termination may impair the right of a Participant or the Participant's designated Beneficiary to receive benefits accrued prior to the effective date of such amendment, suspension or termination. The Management Committee may amend the Plan, without Board approval, to ensure that the Company may obtain any regulatory approval or to accomplish any other reasonable purpose, provided that the Management Committee may not effect a change that would materially increase the cost of the Plan to the Company. Notwithstanding the foregoing, the Board and the Management Committee may not amend the Plan without the approval of the stockholders of the Company to: (i) materially increase the number of shares of Common

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Stock that may be issued under the Plan, (ii) materially modify the eligibility for participation in the Plan, or (iii) otherwise materially increase the benefits accruing to the Participants under the Plan.

7.8 APPLICABLE LAW

     The Plan shall be construed and governed in accordance with the laws of the State of Texas.

7.9 EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall be effective as of January 13, 1995 (the "Effective Date"), provided that the Plan is approved by the Company's stockholders within the earlier of the date of the Company's next annual meeting of stockholders and twelve (12) months after the date the Plan is adopted by the Board. To the extent required for compliance with Section 16(b) of the Exchange Act and rules promulgated thereunder, shares of Common Stock distributed to Participants may not be sold until a date at least six (6) months after the date such stockholder approval is obtained, or if earlier, such other date allowed by Section 16(b) of the Exchange Act or rules promulgated thereunder. The Plan shall terminate ten
(10) years after the approval of the Plan by the stockholders of the Company.

7.10 COMPLIANCE WITH RULE 16B-3 OF THE EXCHANGE ACT

     The Company's intention is that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, with respect to awards of Common Stock, the Plan shall comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. If any Plan provision is later found not to be in compliance with Rule 16b-3 of the Exchange Act, that provision shall be deemed modified as necessary to meet the requirements of Rule 16b-3.

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